EXHIBIT 99.1

FOR IMMEDIATE RELEASE

3M Increases First-Quarter and Full-Year 2004 Earnings Guidance

ST. PAUL, Minn. — March 15, 2004 — 3M (NYSE: MMM) today announced it expects first-quarter and full-year earnings to be higher than previously indicated.

For the first quarter ending March 31, the company anticipates earnings to be in the range of $0.86 to $0.88 per share versus prior guidance of $0.80 to $0.82 per share. The company expects first-quarter sales volume growth to be toward the higher end of its previously stated range of 5 to 8 percent.

For the full year 2004, 3M increased its earnings guidance to $3.52 to $3.62 per share versus $3.46 to $3.52 previously. Full-year sales volume growth is expected to be in the range of 5 to 8 percent.

The company said that revenue growth, in U.S. dollars, is again expected to exceed 10 percent in the first quarter, led by continued strength in its Display and Graphics business, along with improving growth trends in many of its industrial-based businesses. Currency effects are expected to contribute about 5 percent to first-quarter sales growth.

3M will discuss first-quarter results and it’s outlook for the remainder of 2004 in a teleconference April 19, 9 a.m. Eastern Time. This conference will be available via webcast at http://investor.3M.com.

Forward-Looking Statements
This news release contains forward-looking statements that reflect current views and estimates of 3M’s management of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including: (1) worldwide economic conditions; (2) foreign currency exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) purchased components and materials, including shortages and increases in the costs of such components and materials; (5) 3M’s ability to successfully manage acquisitions, divestitures and strategic alliances; and (6) legal proceedings. Changes in such assumptions or factors, including without limitation the outcome of and information derived from pending Congressional action concerning asbestos-related litigation, could produce significantly different results.

About 3M — A Global, Diversified Technology Company
Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include icons such as Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Dyneon. Serving customers in more than 200 countries around the world, the company’s 67,000 people use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Dyneon are trademarks of 3M.

Investor Contacts:	Matt Ginter	Media Contact:	John Cornwell
	3M (651) 733-8206		3M (651) 733-7698
Bruce Jermeland 3M (651) 733-1807

From:
3M Public Relations and Corporate Communications
3M Center, Building 0225-01-S-15
St. Paul, MN 55144-1000